EXHIBIT 10.2
SECURITY AGREEMENT
THIS SECURITY AGREEMENT, dated as of May 3, 2011, is made and given by AXOGEN CORPORATION, a Delaware corporation (the “Grantor”), to LECTEC CORPORATION, a Minnesota corporation, as collateral agent (in such capacity, the “Agent”) for the Investors (as defined below) and as an Investor (the Agent and the Investors being collectively referred to as the “Secured Parties”).
RECITALS
A. The Grantor will or may become, or is now, indebted to those parties listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”) under the certain Subordinated Secured Convertible Promissory Note dated as of May 3, 2011 in the original principal amount of $500,000 and those additional Subordinated Secured Convertible Promissory Notes in such amounts and dated as provided in Exhibit A, as such Exhibit A may be amended from time to time (collectively, the “Notes”).
B. The Secured Parties have required the Grantor to execute this Security Agreement and the Grantor has agreed to do so.
C. The Grantor finds it advantageous, desirable and in its best interests to comply with the requirement that it execute and deliver this Security Agreement to the Secured Parties.
NOW, THEREFORE, in consideration of the premises and in order to induce the Agent and the other Secured Parties to extend credit accommodations to the Grantor, the Grantor hereby agrees with the Agent for the Secured Parties’ benefit as follows:
Section 1. Defined Terms.
1(a) As used in this Agreement, the following terms shall have the meanings indicated:
“Account” means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated, sponsored, licensed or authorized by a State or governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State. The term includes health-care insurance receivables.
“Account Debtor” shall mean a Person who is obligated on or under any Account, Chattel Paper, Instrument or General Intangible.

“Chattel Paper” shall mean a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.
“Collateral” shall mean all property and rights in property now owned or hereafter at any time acquired by the Grantor in or upon which a Security Interest is granted to the Secured Parties by the Grantor under this Agreement.
“Current Loans” shall mean the indebtedness pursuant to (i) that certain Convertible Promissory Note and Warrant Purchase Agreement, dated June 11, 2010, as amended to date and (ii) the Existing Loan and Security Agreement.
“Deposit Account” shall mean any demand, time, savings, passbook or similar account maintained with a bank.
“Document” shall mean a document of title or a warehouse receipt.
“Equipment” shall mean all machinery, equipment, motor vehicles, furniture, furnishings and fixtures, including all accessions, accessories and attachments thereto, and any guaranties, warranties, indemnities and other agreements of manufacturers, vendors and others with respect to such Equipment.
“Event of Default” shall have the meaning given to such term in Section 18 hereof.
“Existing Loan and Security Agreement” shall mean collectively that certain Loan and Security Agreement dated as of April 21, 2008, as amended, by and among Oxford Finance LLC, a Delaware limited liability company (as successor in interest to Oxford Finance Corporation, a Delaware corporation) (“Oxford”), as agent and as a lender, and ATEL Ventures, Inc., as a lender and the “Loan Documents” as defined therein.
“Financing Statement” shall have the meaning given to such term in Section 4 hereof.
“Fixtures” shall mean goods that have become so related to particular real property that an interest in them arises under real property law.
“General Intangibles” shall mean any personal property (other than goods, Accounts, Chattel Paper, Deposit Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights and money) including things in action, contract rights, payment intangibles, software, corporate and other business records, inventions, designs, patents, patent applications, service marks, trademarks, tradenames, trade secrets, internet domain names, engineering drawings, good will, registrations, copyrights, licenses, franchises, customer lists, tax refund claims, royalties, licensing and product rights, rights to the retrieval from third parties of electronically processed and recorded data and all rights to payment resulting from an order of any court.

“Instrument” shall mean a negotiable instrument or any other writing which evidences a right to the payment of a monetary obligation and is not itself a security agreement or lease and is of a type which is transferred in the ordinary course of business by delivery with any necessary endorsement or assignment.
“Inventory” shall mean goods, other than farm products, which are leased by a person as lessor, are held by a person for sale or lease or to be furnished under a contract of service, are furnished by a person under a contract of service, or consist of raw materials, work in process, or materials used or consumed in a business or incorporated or consumed in the production of any of the foregoing and supplies, in each case wherever the same shall be located, whether in transit, on consignment, in retail outlets, warehouses, terminals or otherwise, and all property the sale, lease or other disposition of which has given rise to an Account and which has been returned to the Grantor or repossessed by the Grantor or stopped in transit.
“Investment Property” shall mean a security, whether certificated or uncertificated, a security entitlement, a securities account and all financial assets therein, a commodity contract or a commodity account.
“Letter of Credit Right” shall mean a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.
“Lien” shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of the lessors under capitalized leases), in, of or on any assets or properties of the Person referred to.
“Notes” shall have the meaning indicated in Recital A.
“Obligations” shall mean (a) all principal of, and interest on, the Notes and any extension, renewal or replacement thereof, (b) all liabilities of the Grantor under this Agreement, and (c) in all of the foregoing cases whether due or to become due, and whether now existing or hereafter arising or incurred.

“Permitted Lien” shall mean: (a) any Liens in respect of the notes issued in connection with that certain Convertible Promissory Note and Warrant Purchase Agreement, dated June 11, 2010, as amended to date; (b) first priority liens in favor of Oxford , as agent pursuant to the Existing Loan and Security Agreement; (c) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; (d) Liens (i) upon or in any Equipment acquired or held by Grantor to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the Equipment so acquired, improvements thereon and the Proceeds (as defined in the UCC) of such Equipment; (e) leases or subleases and licenses or sublicenses granted to others in the ordinary course of Grantor’s business if such are otherwise permitted under this Security Agreement and do not interfere in any material respect with the business of Grantor; (f) any right, title or interest of a licensor under a license provided that such license or sublicense does not prohibit the grant of the security interest granted hereunder; (g) Liens arising from judgments, decrees or attachments which do not constitute an Event of Default hereunder; (h) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Grantor; (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (k) Liens on equipment leased by Grantor pursuant to an operating lease in the ordinary course of Grantor’s business (including proceeds thereof and accessions thereto), all incurred solely for the purpose of financing the lease of such equipment (including Liens arising from UCC financing statements regarding such leases); (l) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made therefor; (m) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (n) deposits to secure the performance of tenders, bids or leases, trade contracts (other than for borrowed money), statutory obligations, surety, stay and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature; and (o) any Lien approved in advance in writing by the Requisite Investors (as defined in the Notes).
“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
“Required Investors” shall mean Investors holding the higher of (i) 66 2/3% of the aggregate outstanding principal amount of the Notes and (ii) the percentage required in the Note Purchase Agreement to be entered into by the Investors with the Grantor upon execution of such agreement.

“Security Interest” shall have the meaning given such term in Section 2 hereof.
1(b) All other terms used in this Agreement which are not specifically defined herein shall have the meaning assigned to such terms in Article 9 of the Uniform Commercial Code as in effect in the State of Delaware.
1(c) Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular, the plural and “or” has the inclusive meaning represented by the phrase “and/or.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections are references to Sections in this Security Agreement unless otherwise provided.
Section 2. Grant of Security Interest. As security for the payment and performance of all of the Obligations, the Grantor hereby grants to the Agent on behalf of and for the benefit of the Secured Parties a security interest (the “Security Interest”) in all of the Grantor’s right, title, and interest in and to the following, whether now or hereafter owned, existing, arising or acquired and wherever located:
2(a) All Accounts.
2(b) All Chattel Paper.
2(c) All Deposit Accounts.
2(d) All Documents.
2(e) All Equipment.
2(f) All Fixtures.
2(g) All General Intangibles.
2(h) All Instruments.
2(i) All Inventory.
2(j) All Investment Property.
2(k) All Letter of Credit Rights.
2(l) To the extent not otherwise included in the foregoing, all other rights to the payment of money, including rents and other sums payable to the Grantor under leases, rental agreements and other Chattel Paper; all books, correspondence, credit files, records, invoices, bills of lading, and other documents relating to any of the foregoing, including, without limitation, all tapes, cards, disks, computer software, computer runs, and other papers and documents in the possession or control of the Grantor; all rights in, to and under all policies insuring the life of any officer, director, stockholder or employee of the Grantor, the proceeds of which are payable to the Grantor; all accessions and additions to, parts and appurtenances of, substitutions for and replacements of any of the foregoing; and all proceeds (including insurance proceeds) and products thereof.

Section 3. Grantor Remains Liable. Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the Accounts, Chattel Paper, General Intangibles and other items included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of its rights hereunder shall not release the Grantor from any of its duties or obligations under the Accounts or any other items included in the Collateral, and (c) the Secured Parties and the Agent shall have no obligation or liability under Accounts, Chattel Paper, General Intangibles and other items included in the Collateral by reason of this Agreement, nor shall the Secured Parties or the Agent be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
Section 4. Title to Collateral. The Grantor has (or will have at the time it acquires rights in Collateral hereafter acquired or arising) and will maintain so long as the Security Interest may remain outstanding, title to each item of Collateral (including the proceeds and products thereof), free and clear of all Liens except the Security Interest and Permitted Liens. The Grantor will defend the Collateral against all material claims or demands of all Persons (other than the Agent) claiming the Collateral or any interest therein. Except as listed on Schedule 4, as of the date of execution of this Security Agreement, no effective financing statement or other similar document used to perfect and preserve a security interest under the laws of any jurisdiction (a “Financing Statement”) covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement.
Section 5. Disposition of Collateral. The Grantor will not sell, lease or otherwise dispose of, or discount or factor with or without recourse, any Collateral, except for sales of items of Inventory in the ordinary course of business and will not exclusively license all or substantially all of its intellectual property rights.
Section 6. Names, Offices, Locations, Jurisdiction of Organization. The Grantor’s legal name (as set forth in its constituent documents filed with the appropriate governmental official or agency) is as set forth in the opening paragraph hereof. The jurisdiction of organization of the Grantor is the state of Delaware, and the organizational number of the Grantor is set forth on the signature page of this Agreement. The Grantor will from time to time at the request of the Agent provide the Secured Parties with current good standing certificates and/or state-certified constituent documents from the appropriate governmental officials. The chief place of business and chief executive office of Grantor are located at its address set forth on the signature page hereof. The Grantor will not locate or relocate any item of Collateral into any jurisdiction in which an additional Financing Statement would be required to be filed to maintain the Agent’s perfected security interest in such Collateral. The Grantor will not change its name, the location of its chief place of business and chief executive office or its corporate structure (including without limitation, its jurisdiction of organization) unless the Agent has been given at least 30 days prior written notice thereof and the Grantor has executed and delivered to the Agent such Financing Statements and other instruments required or appropriate to continue the perfection of the Security Interest.

Section 7. Rights to Payment. Except as the Grantor may otherwise advise the Agent in writing, each Account, Chattel Paper, Document, General Intangible and Instrument constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation of the Account Debtor or other obligor named therein or in the Grantor’s records pertaining thereto as being obligated to pay or perform such obligation. Without the Agent’s prior written consent, the Grantor will not agree to any modifications or amendments increasing the amounts owed under the Current Loans. The Grantor will perform and comply in all material respects with all its obligations under any items included in the Collateral and exercise promptly and diligently its rights thereunder.
Section 8. Further Assurances; Attorney-in-Fact.
8(a) The Grantor agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Agent may reasonably request, in order to perfect and protect the Security Interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral (but any failure to request or assure that the Grantor execute and deliver such instrument or documents or to take such action shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interest, regardless of whether any such item was or was not executed and delivered or action taken in a similar context or on a prior occasion). Without limiting the generality of the foregoing, the Grantor will, promptly and from time to time at the request of the Agent: (i) execute and file such Financing Statements or continuation statements in respect thereof, or amendments thereto, and such other instruments or notices (including fixture filings with any necessary legal descriptions as to any goods included in the Collateral which the Agent determines might be deemed to be fixtures, and instruments and notices with respect to vehicle titles), as may be necessary or desirable, or as the Agent may request, in order to perfect, preserve, and enhance the Security Interest granted or purported to be granted hereby; (ii) obtain from any bailee holding any item of Collateral an acknowledgement, in form satisfactory to the Agent that such bailee holds such collateral for the benefit of the Agent; (iii) obtain from any securities intermediary, or other party holding any item of Collateral, control agreements in form satisfactory to the Agent; (iv) and deliver and pledge to the Agent, all Instruments and Documents, duly indorsed or accompanied by duly executed instruments of transfer or assignment, with full recourse to the Grantor, all in form and substance satisfactory to the Agent; and (v) obtain waivers, in form satisfactory to the Agent, of any claim to any Collateral from any landlords or mortgagees of any property where any Inventory or Equipment is located.

8(b) The Grantor hereby authorizes the Agent to file one or more Financing Statements or continuation statements in respect thereof, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by law. The Grantor irrevocably waives any right to notice of any such filing. A photocopy or other reproduction of this Agreement or any Financing Statement covering the Collateral or any part thereof shall be sufficient as a Financing Statement where permitted by law.
8(c) The Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Agent.
8(d) In furtherance, and not in limitation, of the other rights, powers and remedies granted to the Agent in this Agreement, the Grantor hereby appoints the Agent the Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, from time to time in the Agent’s good faith discretion, to take any action (including the right to collect on any Collateral) and to execute any instrument that the Agent may reasonably believe is necessary or advisable to accomplish the purposes of this Agreement, in a manner consistent with the terms hereof.
Section 9. Taxes and Claims. The Grantor will promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest, as well as all other claims of any kind (including claims for labor, material and supplies) against or with respect to the Collateral, except to the extent (a) such taxes, charges or claims are being contested in good faith by appropriate proceedings, (b) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest therein and (c) such taxes, charges or claims are adequately reserved against on the Grantor’s books in accordance with generally accepted accounting principles.
Section 10. Books and Records. The Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including a record of all payments received and credits granted with respect to all Accounts, Chattel Paper and other items included in the Collateral.
Section 11. Inspection, Reports, Verifications. The Grantor will at all reasonable times permit the Agent or its representatives to examine or inspect any Collateral, any evidence of Collateral and the Grantor’s books and records concerning the Collateral, wherever located. The Grantor will from time to time when requested by the Agent furnish to the Agent a report on its Accounts, Chattel Paper, General Intangibles and Instruments, naming the Account Debtors or other obligors thereon, the amount due and the aging thereof. The Agent or its designee is authorized to contact Account Debtors and other Persons obligated on any such Collateral from time to time to verify the existence, amount and/or terms of such Collateral.
Section 12. Notice of Loss. The Grantor will promptly notify the Agent of any loss of or material damage to any material item of Collateral or of any substantial adverse change, known to Grantor, in any material item of Collateral or the prospect of payment or performance thereof.

Section 13. Insurance. The Grantor has the insurance policies described in Exhibit B in place and shall provide that each such policy shall not be canceled or allowed to lapse unless at least 30 days prior written notice is given to the Agent.
Section 14. Lawful Use; Fair Labor Standards Act. The Grantor will use and keep the Collateral, and will require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance. All Inventory of the Grantor as of the date of this Agreement that was produced by the Grantor or with respect to which the Grantor performed any manufacturing or assembly process was produced by the Grantor (or such manufacturing or assembly process was conducted) in compliance in all material respects with all requirements of the Fair Labor Standards Act, and all Inventory produced, manufactured or assembled by the Grantor after the date of this Agreement will be so produced, manufactured or assembled, as the case may be.
Section 15. Action by the Agent. If the Grantor at any time fails to perform or observe any of the foregoing agreements, the Agent shall have (and the Grantor hereby grants to the Agent) the right, power and authority (but not the duty) to perform or observe such agreement on behalf and in the name, place and stead of the Grantor (or, at the Agent’s option, in the Agent’s name) and to take any and all other actions which the Agent may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of Liens, the procurement and maintenance of insurance, the execution of assignments, security agreements and Financing Statements, and the indorsement of instruments); and the Grantor shall thereupon pay to the Agent on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Agent in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Agent, together with interest thereon from the date expended or incurred at the highest lawful rate then applicable to any of the Obligations, and all such monies expended, costs and expenses and interest thereon shall be part of the Obligations secured by the Security Interest.
Section 16. Insurance Claims. As additional security for the payment and performance of the Obligations, the Grantor hereby assigns to the Agent any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Grantor with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto. At any time, whether before or after the occurrence of any Event of Default, the Agent may (but need not), in the Agent’s name or in Grantor’s name, execute and deliver proofs of claim, receive all such monies, indorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Notwithstanding any of the foregoing, so long as no Event of Default exists the Grantor shall be entitled to all insurance proceeds with respect to Equipment or Inventory provided that such proceeds are applied to the cost of replacement Equipment or Inventory.

Section 17. The Agent’s Duties. The powers conferred on the Agent hereunder are solely to protect its and the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Agent shall be deemed to have exercised reasonable care in the safekeeping of any Collateral in its possession if such Collateral is accorded treatment substantially equal to the safekeeping which the Agent accords its own property of like kind. Except for the safekeeping of any Collateral in its possession and the accounting for monies and for other properties actually received by it hereunder, the Agent shall have no duty, as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any Persons or any other rights pertaining to any Collateral. The Agent will take action in the nature of exchanges, conversions, redemptions, tenders and the like requested in writing by the Grantor with respect to the Collateral in the Agent’s possession if the Agent in its reasonable judgment determines that such action will not impair the Security Interest or the value of the Collateral, but a failure of the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care with respect to the taking of any necessary steps to preserve rights against any Persons or any other rights pertaining to any Collateral.
Section 18. Default. Each of the following occurrences shall constitute an Event of Default under this Agreement: (a) the failure of the Grantor to pay when due any of the Obligations; (b) the failure of the Grantor to perform any agreement of the Grantor contained herein, in the Notes or the Current Loans; (c) any statement, representation or warranty of the Grantor made herein or at any time furnished to any Secured Party is untrue in any respect as of the date made; (d) the entry of any final nonappealable judgment against the Grantor in excess of one hundred thousand dollars ($100,000); (e) the Grantor becomes insolvent or is generally not paying its debts as they become due; (f) the appointment of or assignment to a custodian, as that term is defined in the United States Bankruptcy Code, for any property of the Grantor, or encumbrance, levy, seizure or attachment of any portion of the Collateral; (g) the commencement of any proceeding or the filing of a petition by or against the Grantor under the provisions of the United States Bankruptcy Code for liquidation, reorganization or adjustment of debts or under any insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors, and an order for relief is entered or such proceeding shall not be dismissed or discharged within 90 days of commencement; or (h) dissolution or transfer of a substantial part of the property of the Grantor.
Section 19. Remedies on Default. Upon the occurrence of an Event of Default and at any time during the continuance thereof:
19(a) The Agent may exercise and enforce any and all rights and remedies available upon default to a secured party under Article 9 of the Uniform Commercial Code as in effect in the State of Delaware.

19(b) The Agent shall have the right to enter upon and into and take possession of all or such part or parts of the properties of the Grantor, including lands, plants, buildings, Equipment, Inventory and other property as may be necessary or appropriate in the judgment of the Agent to permit or enable the Agent to manufacture, produce, process, store or sell or complete the manufacture, production, processing, storing or sale of all or any part of the Collateral, as the Agent may elect, and to use and operate said properties for said purposes and for such length of time as the Agent may deem necessary or appropriate for said purposes without the payment of any compensation to the Grantor therefor. The Agent may require the Grantor to, and the Grantor hereby agrees that it will, at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place or places to be designated by the Agent.
19(c) Any disposition of Collateral may be in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as the Agent may reasonably believe are commercially reasonable. The Agent shall not be obligated to dispose of Collateral regardless of notice of sale having been given, and the Agent may adjourn any public or private sale from time to time by announcement made at the time and place fixed therefor, and such disposition may, without further notice, be made at the time and place to which it was so adjourned.
19(d) The Agent is hereby granted a license or other right to use, without charge, all of the Grantor’s property, including, without limitation, all of the Grantor’s labels, trademarks, copyrights, patents and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and the Grantor’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit.
19(e) If notice to the Grantor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given in the manner specified for the giving of notice in Section 24 hereof at least ten calendar days prior to the date of intended disposition or other action, and the Agent may exercise or enforce any and all other rights or remedies available by law or agreement against the Collateral, against the Grantor, or against any other Person or property. The Agent (i) may dispose of the Collateral in its then present condition or following such preparation and processing as the Agent deems commercially reasonable, (ii) shall have no duty to prepare or process the Collateral prior to sale, (iii) may disclaim warranties of title, possession, quiet enjoyment and the like, and (iv) may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and none of the foregoing actions shall be deemed to adversely affect the commercial reasonableness of the disposition of the Collateral.

Section 20. Remedies as to Certain Rights to Payment. Upon the occurrence of an Event of Default and at any time thereafter the Agent may notify any Account Debtor or other Person obligated on any Accounts or other Collateral that the same have been assigned or transferred to the Agent and that the same should be performed as requested by, or paid directly to, the Agent, as the case may be. The Grantor shall join in giving such notice, if the Agent so requests. The Agent may, in the Agent’s name or in the Grantor’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such Collateral or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligation of any such Account Debtor or other Person. If any payments on any such Collateral are received by the Grantor after an Event of Default has occurred, such payments shall be held in trust by the Grantor as the property of the Agent and shall not be commingled with any funds or property of the Grantor and shall be forthwith remitted to the Agent for application on the Obligations.
Section 21. Application of Proceeds. All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, or then or at any time thereafter be applied in whole or in part by the Agent against, all or any part of the Obligations (including, without limitation, any expenses of the Agent payable pursuant to Section 22 hereof).
Section 22. Costs and Expenses; Indemnity. The Grantor will pay or reimburse the Agent on demand for all reasonable documented out-of-pocket expenses (including in each case all filing and recording fees and taxes and all reasonable fees and expenses of counsel and of any experts and agents) incurred by the Agent in connection with the satisfaction, foreclosure or enforcement of the Security Interest and this Agreement, and all such costs and expenses shall be part of the Obligations secured by the Security Interest. The Grantor shall indemnify and hold the Agent harmless from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from this Agreement and the Security Interest hereby created (including enforcement of this Agreement) or the Agent’s actions pursuant hereto, except claims, losses or liabilities resulting from the Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Any liability of the Grantor to indemnify and hold the Agent harmless pursuant to the preceding sentence shall be part of the Obligations secured by the Security Interest. The obligations of the Grantor under this Section shall survive any termination of this Agreement.
Section 23. Waivers; Remedies; Marshalling. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Agent, Required Investors and the Grantor. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to the Agent. All rights and remedies of the Agent shall be cumulative and may be exercised singly in any order or sequence, or concurrently, at the Agent’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. The Grantor hereby waives all requirements of law, if any, relating to the marshalling of assets which would be applicable in connection with the enforcement by the Agent of its remedies hereunder, absent this waiver.
Section 24. Notices. Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

Section 25. Grantor Acknowledgments. The Grantor hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, (b) neither the Agent nor any Secured Party has a fiduciary relationship to the Grantor, the relationship being solely that of debtor and creditor, and (c) no joint venture exists between the Grantor and the Agent or any Secured Party.
Section 26. Representations and Warranties. The Grantor hereby represents and warrants to the Agent and the Secured Parties that:
26(a) The Grantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority and the legal right to own and operate its properties and to conduct the business in which it is currently engaged.
26(b) The Grantor has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Agreement and has taken all necessary corporate action to authorize such execution, delivery and performance.
26(c) This Agreement constitutes a legal, valid and binding obligation of the Grantor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
26(d) The execution, delivery and performance of this Agreement will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Grantor, (ii) violate or contravene any provision of the Certificate of Incorporation or bylaws of the Grantor, or (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Grantor is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. The Grantor is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Grantor.
26(e) Except for filings, recordings and registrations to perfect the Security Interest, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Grantor to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Agreement.

26(f) There are no actions, suits or proceedings pending or, to the knowledge of the Grantor, threatened against or affecting the Grantor or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Grantor, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Grantor or on the ability of the Grantor to perform its obligations hereunder.
Section 27. Continuing Security Interest. This Agreement shall (a) create a continuing security interest in the Collateral and shall remain in full force and effect until payment in full of the Obligations and the expiration of the obligations, if any, of the Agent and the Secured Parties to extend credit accommodations to the Grantor, (b) be binding upon the Grantor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Agent and its successors, transferees, and assigns.
Section 28. Termination of Security Interest. Upon payment in full of the Obligations and the expiration of any obligation of the Agent and the Secured Parties to extend credit accommodations to the Grantor, the Security Interest granted hereby shall terminate. Upon any such termination, the Agent will return to the Grantor such of the Collateral then in the possession of the Agent as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination. Any reversion or return of Collateral upon termination of this Agreement and any instruments of transfer or termination shall be at the expense of the Grantor and shall be without warranty by, or recourse on, the Agent. As used in this Section, “Grantor” includes any assigns of Grantor, any Person holding a subordinate security interest in any of the Collateral or whoever else may be lawfully entitled to any part of the Collateral.
Section 29. The Agent.
29(a) Each Investor hereby appoints LecTec Corporation as its contractual representative (herein referred to as the “Agent”) hereunder, and each of the Investors irrevocably authorizes the Agent to act as the contractual representative of such Investor with the rights and duties expressly set forth herein. The Agent agrees to act as such contractual representative upon the express conditions in this Section 27. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Investor by reason of this Agreement and that the Agent is merely acting as the contractual representative of the Investors with only those duties as are expressly set forth in this Agreement. In its capacity as the Investors’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Investors, (ii) is a “representative” of the Investors within the meaning of the term “secured party” as defined in the Delaware Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement. Each of the Investors hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Investor hereby waives.

29(b) The Agent shall have and may exercise such powers under this Agreement as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Investors and no obligation to the Investors to take any action thereunder except any action specifically provided by this Agreement to be taken by the Agent.
29(c) Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Grantor or any Investor for any action taken or omitted to be taken hereunder or in connection herewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Agent or any its directors, officers, agents or employees, as the case may be.
29(d) Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Note or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of under this Agreement and the Notes; (c) the existence or possible existence of any Event of Default; (d) the validity, enforceability, effectiveness, sufficiency or genuineness of any document or any other instrument or writing furnished in connection therewith; (e) the value, sufficiency, creation, perfection or priority of the Security Interest; or (f) the financial condition of the Grantor.
29(e) The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Investors, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Investors. The Investors hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless the Required Investors request in writing that it take such action. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it is first indemnified to its satisfaction by the Investors pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
29(f) The Agent may execute any of its duties as Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Investors, except as to money or securities received by it or its authorized agents, for the default or misconduct of any employees, agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Investors and all matters pertaining to the Agent’s duties hereunder.
29(g) The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document it believes to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

29(h) The Investors agree to reimburse and indemnify the Agent ratably in proportion to their aggregate outstanding principal amount of the Notes (i) for any amounts not reimbursed by the Grantor for which the Agent is entitled to reimbursement by the Grantor under this Agreement, (ii) for any other expenses incurred by the Agent on behalf of the Investors, in connection with the preparation, execution, delivery, administration and enforcement of this Agreement (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Investor or between two or more of the Investors) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Investor or between two or more of the Investors), or the enforcement of any of the terms of this Agreement, provided that no Investor shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent. The obligations of the Investors under this Section shall survive payment of the Obligations and termination of this Agreement.
29(i) The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder unless the Agent has received written notice from an Investor or the Grantor referring to this Agreement describing such Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Investors; provided that the Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Grantor that is communicated to or obtained by the bank serving as Agent or any of its affiliates in any capacity.
29(j) In the event the Agent is a Investor, the Agent shall have the same rights and powers hereunder with respect to its Note as any Investor and may exercise the same as though it were not the Agent, and the term “Investor” or “Investors” shall, at any time when the Agent is an Investor, unless the context otherwise requires, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement, with the Grantor in which the Grantor is not restricted hereby from engaging with any other Person.
29(k) Each Investor acknowledges that it has, independently and without reliance upon the Agent or any other Investor and based on the financial statements prepared by the Grantor and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to extend credit accommodations to the Grantor. Each Investor also acknowledges that it will, independently and without reliance upon the Agent or any other Investor and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for any notice expressly required to be furnished to the Investors by the Agent hereunder, the Agent shall have no duty or responsibility (either initially or on a continuing basis) to provide any Investor with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Grantor or any of its affiliates that may come into the possession of the Agent (whether or not in its respective capacity as Agent) or any of their affiliates.

29(l) Each Investor further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby and that the counsel to the Agent represents only the Agent and not the Investors in connection with this Agreement and the transactions contemplated hereby.
29(m) The Agent may resign at any time by giving written notice thereof to the Investors and the Grantor, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation or removal, the Required Investors shall have the right to appoint, on behalf of the Grantor and the Investors, a successor Agent. If no successor Agent is so appointed by the Required Investors within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Grantor and the Investors, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Grantor or any Investor appoint any of its affiliates that is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Investors may perform all the duties of the Agent hereunder and the Grantor shall make all payments in respect of the Obligations to the applicable Investor and for all other purposes shall deal directly with the Investors. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder. After the effectiveness of the resignation of an Agent, the provisions of this Section 29 shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.
29(n) The Investors hereby empower and authorize the Agent to execute and deliver to the Grantor on their behalf the collateral documents, all related financing statements and any financing statements, agreements, documents or instruments that are necessary or appropriate to effect the purposes of the collateral documents.
29(o) The Investors hereby empower and authorize the Agent to execute and deliver to the Grantor on their behalf any agreements, documents or instruments that are necessary or appropriate to effect any releases of Collateral that the Required Investors have approved in writing by the terms hereof or otherwise.

Section 30. Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto.
Section 31. Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR DELAWARE STATE COURT; AND THE GRANTOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.1 IN THE EVENT THE GRANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
Section 32. Waiver of Notice and Hearing. THE GRANTOR HEREBY WAIVES ALL RIGHTS TO A JUDICIAL HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE AGENT OF ITS RIGHTS TO POSSESSION OF THE COLLATERAL WITHOUT JUDICIAL PROCESS OR OF ITS RIGHTS TO REPLEVY, ATTACH, OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. THE GRANTOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS PROVISION AND THIS AGREEMENT.
Section 33. Waiver of Jury Trial. EACH OF THE GRANTOR AND THE AGENT, BY ITS ACCEPTANCE OF THIS AGREEMENT, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 34. Subordination. THE SECURITY INTEREST GRANTED HEREIN (AND ALL PAYMENT AND ENFORCEMENT PROVISIONS HEREIN) IS SUBJECT TO THE SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) BY AND AMONG LECTEC CORPORATION, AXOGEN CORPORATION, OXFORD FINANCE LLC (AS SUCCESSOR IN INTEREST TO OXFORD FINANCE CORPORATION), IN ITS CAPACITY AS AGENT AND AS A LENDER AND ATEL VENTURES, INC., AS A LENDER, DATED AS OF MAY 3, 2011. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS AGREEMENT AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.
Section 35. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
Section 36. General. All representations and warranties contained in this Agreement or in any other agreement between the Grantor and the Agent shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations. The Grantor waives notice of the acceptance of this Agreement by the Agent. Captions in this Agreement are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Agreement.
Section 37. Additional Investors. The parties hereto agree that Exhibit A may be amended from time to time to include additional Notes and additional Investor(s) as agreed to by the Grantor and the Agent and as confirmed by the Grantor, the Agent and such additional Investor(s) by the execution of a revised Exhibit A. Upon such execution, such additional Investor(s) shall become parties to this Security Agreement as if such Investor(s) had originally executed this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Grantor has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

AXOGEN CORPORATION
/s/ Karen Zaderej
Karen Zaderej, CEO
Address for Grantor:
13859 Progress Blvd.
Suite 100
Alachu, Florida 32615
Email: kzaderej@axogeninc.com
Address for the Agent:
LecTec Corporation
1407 South Kings Highway
Texarkana, Texas 75501
Email: ceo@lectec.com
Acknowledged and Agreed:
LECTEC CORPORATION,
as Agent and an Investor

/s/ Greg Freitag Greg Freitag, CEO
[Signature Page to Security Agreement]

EXHIBIT A
INVESTORS AND NOTES
Exhibit A to the Security Agreement dated as of May 3, 2011 (the “Security Agreement”) made and given by Axogen Corporation, a Delaware corporation (the “Grantor”), to LecTec Corporation, a Minnesota corporation, as collateral agent (in such capacity, the “Agent”) for the Investors (as defined in the Security Agreement), and as an Investor is hereby updated as follows:

Investor Name	Date of Note	Amount of Note
LecTec Corporation	May 3, 2011	$500,000

LecTec Corporation	May 31, 2011	$2,000,000
Agreed to and accepted by the Agent and the Grantor as of May 3, 2011.

AXOGEN CORPORATION	LECTEC CORPORATION

/s/ Karen Zaderej	/s/ Greg Freitag

Karen Zaderej, CEO	Greg Freitag, CEO
The undersigned agrees to become a party to the Security Agreement as an Investor and to be bound by each and all of the terms of the Security Agreement, in each case as if the undersigned had originally executed the Security Agreement in such capacity.

EXHIBIT B
INSURANCE POLICIES

Policy	Carrier	Policy #	Period	Amount	Deductible

Workers Compensation	CNA Insurance	2064583115	6/1/10 – 6/1/11	$1,000,000	0

Auto Liability	CNA Insurance	2091148732	6/1/10 – 6/1/11	$1,000,000	$1,000

General Liability	CNA Insurance	2064583132	6/1/10 – 6/1/11	$1M/$2M	$1,000

Umbrella	CNA Insurance	2097171662	6/1/10 – 6/1/11	$4,000,000	$1,000

Property -	CNA Insurance	2064583132	6/1/10 – 6/1/11	$132,000	$1,000
Property -	Landmark	LHD367761	6/1/10 – 6/1/11	$421,000	$1,000

Product Liability	CNA Healthpro	2097437066	6/1/10 – 6/1/11	$5,000,000	$50,000

Directors & Officers Employment Practices	Carolina Casualty	6972644	6/1/10 – 6/1/11	$2,000,000	$10,000

Cargo	Falvey / Lloyds	MC-2452	6/1/10 – 6/1/11	$50,000	$1,000
		WC-2452

Mechanical Breakdown	Travelers	BM214317B962	6/1/10 – 6/1/11	$2,281,021	$5,000

SCHEDULE 4
EFFECTIVE FINANCING STATEMENTS
1. Grantor has granted a first priority security interest in all of its assets to Agent (as defined below) pursuant to (i) that certain Loan and Security Agreement dated April 21, 2008, as amended to date, by and among Oxford Finance Corporation, a Delaware corporation (“Oxford”), as collateral agent (“Agent”), and the Lenders listed on Schedule 1.1 thereof and otherwise party hereto, including without limitation, Oxford and ATEL Ventures, Inc. (the “Loan Agreement”) and (ii) that certain Intellectual Property Security Agreement dated January 7, 2010 by and among Oxford, as Agent for the Lenders listed on Schedule 1.1 to the Loan Agreement, and Grantor.
2. Grantor has granted a third lien security interest in all of its assets pursuant to the Secured Parties (as defined below) that certain Security Agreement (the “Agreement”) dated June 11, 2010, as amended to date, by and among Grantor and each of the signatories thereto (each a “Secured Party” and collectively the “Secured Parties”).